Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

LIME ENERGY ASSET DEVELOPMENT, LLC,
as Seller

and

GREEN GAS AMERICAS, INC.,
as Buyer

Dated as of November 1, 2013

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(continued)

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		Page

11.4	Entire Agreement; Amendments; Attachments	41
11.5	Severability	41
11.6	Governing Law; Jurisdiction	41

11.7	WAIVER OF JURY TRIAL	41

11.8	Counterparts	42
11.9	No Third Party Beneficiaries	42
11.10	No Joint Venture	42
11.11	Costs	42

Schedules

Schedule 1.1(a)	-	Permitted Liens
Schedule 1.1(b)	-	Pre-Closing Liabilities
Schedule 1.1(c)	-	Project Documents
Schedule 1.1(d)	-	Seller’s Knowledge
Schedule 2.2	-	Flow of Funds/Bank Accounts
Schedule 2.6.1	-	Allocation Statement
Schedule 4.4	-	Third Party Consents
Schedule 5.3	-	Organizational Documents
Schedule 5.6	-	Litigation
Schedule 5.7	-	No Conflicts
Schedule 5.8	-	Project Assets
Schedule 5.9.1	-	Real Property Interests
Schedule 5.10	-	No Undisclosed Liabilities
Schedule 5.11.1	-	Tax Returns
Schedule 5.11.2	-	Outstanding Tax Liabilities
Schedule 5.12.1	-	Material Contracts
Schedule 5.12.5	-	Sale of Environmental Attributes
Schedule 5.14	-	Environmental Laws
Schedule 5.15.1	-	Obtained Permits
Schedule 5.16	-	Insurance
Schedule 5.17	-	Conflicts of Interest
Schedule 5.18	-	Intellectual Property
Schedule 5.19.1	-	Employees and Employee Matters
Schedule 5.19.2	-	Active Employee Benefit Plans
Schedule 5.20	-	Bank Accounts; Powers of Attorney
Schedule 5.21	-	Financial Statements
Schedule 5.22	-	Changes
Schedule 5.23	-	Commercial Operating Exceptions
Schedule 6.4	-	Buyer Consents

Exhibit A	-	FP&L Payment Agreement
Exhibit B	-	Assignment Agreement
Exhibit C	-	Lime Energy Co. Parent Guaranty
Exhibit D	-	Security Agreement
Exhibit E	-	Seller’s Note
Exhibit F	-	Payment Assumption Agreement
Exhibit G	-	Escrow Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 1, 2013, is made by and between LIME ENERGY ASSET DEVELOPMENT, LLC, a Delaware limited liability company (“Seller”), and GREEN GAS AMERICAS, INC., a Delaware corporation (“Buyer”). Buyer and Seller each may be referred to herein as a “Party”, and collectively as the “Parties”.

RECITALS

WHEREAS, GES-Port Charlotte, LLC, a Georgia limited liability company (the “Project Company”) owns all of the Project Assets associated with the Zemel Road Landfill Gas to Energy Facility, with a nameplate capacity of approximately 2.8 megawatts located on the Site in Charlotte County, Florida (the “Project”);

WHEREAS, Seller owns, beneficially and of record, all of the issued and outstanding membership and other equity interests of any kind of and in the Project Company (the “Membership Interests”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, on the terms and subject to the conditions of this Agreement, all of the Membership Interests.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, and of the mutual promises and covenants contained in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1                               Specific Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Additional Improvements” shall have the meaning given to it in Section 2.4.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Contract or otherwise).

“Agreed Amount” shall have the meaning given to it in Section 8.5.

“Agreement” shall have the meaning given to it in the Preamble.

“Allocation Statement” shall have the meaning given to it in Section 2.6.1.

“Applicable Law” shall mean all foreign, federal, state, local, county or municipal laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, formal or informal guidance (including U.S. Treasury “Program Guidance” related to Section 1603 and “FAQs”), Permits and requirements of all Governmental Authorities having jurisdiction over Seller, the Project Company, Buyer, the Project or the Project Assets, as applicable.

“Assets” shall mean, with respect to any Person, all right, title and interest of such Person in and to assets and rights of any kind, whether tangible or intangible, real or personal, including land and properties (or interests therein, including rights of way, leaseholds and easements), buildings, equipment, machinery, improvements, fixtures, Contracts, Environmental Attributes, landfill and landfill gas data, reports and studies

(including those related to interconnection, environmental, cultural, resource and market matters), Permits, intellectual property, inventory, books and records, proprietary rights, return and other rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses.

“Balance Sheet Date” shall have the meaning given to it in Section 5.21.

“Blower Replacement Sharing Obligation” means Seller’s obligation to provide a dollar for dollar match of any amounts spent by Buyer to upgrade and/or replace the County Wellfield Blower if the Test Period Flow Rate fails to achieve the Wellfield Improvements Target, up to, but not exceeding an amount equal to twenty-five thousand dollars ($25,000).

“Business Day” shall mean a day other than Saturday and Sunday on which national banks are not required or authorized by law or executive order to close in the States of New York or Florida.

“Buyer” shall have the meaning given to it in the Preamble.

“Buyer Ancillary Agreements” shall mean all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer under this Agreement or in connection herewith.

“Buyer Indemnified Party” shall have the meaning given to it in Section 8.1.

“Cap” shall have the meaning given to it in Section 8.9.

“Claim” shall have the meaning given to it in Section 8.4.

“Claim Notice” shall have the meaning given to it in Section 8.4.

“Claimed Amount” shall have the meaning given to it in Section 8.4.

“Closing” shall have the meaning given to it in Section 3.1.

“Closing Date” shall mean 12:01 am on November 1, 2013.

“Closing Payment” shall have the meaning given to it in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contested Amount” shall have the meaning given to it in Section 8.5.

“Contract” shall mean any legally binding contract, agreement, license, sublicense, assignment, purchase agreement, indenture, lease, sublease, instrument of Indebtedness, security agreement, purchase order, sales order, offer to sell, option, right of first refusal, distribution agreement, right to discounts, maintenance agreement or undertaking or instrument of any kind, obligation or other arrangement or agreement, in each case whether oral or written, including any amendments and other modifications thereto.

“County Wellfield Blower” means the blower unit(s) owned and operated by Charlotte County, Florida, at the Zemel Road Landfill.

“Disclosure Schedule” shall mean the schedules (dated as of the Closing Date) delivered to Buyer on behalf of Seller.

“Employee Benefit Plan” shall mean an “employee benefit plan” within the meaning of Section 3(3) of ERISA, any specified fringe benefit plan as defined in Section 6039D of the Code, and any other bonus, incentive compensation, deferred compensation, profit-sharing, stock-option, stock-appreciation right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change in control, supplemental unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, Contract (including any collective bargaining agreement), policy, practice, commitment or understanding (whether qualified or non-qualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

“Environmental Attributes” shall mean all present or future rights, interests, benefits or characteristics attributable to the Project (and all Renewable Energy Credits associated with such attributes) that are recognized, created, generated or otherwise exist or arise from (whether before, on or after the Closing) the Project, the Project’s destruction of methane and landfill gas, or the Project’s generation, sale or purchase of electricity using of landfill gas, including but not limited any rights in or claims to the displacement of fossil fuel energy generation, or any avoided, reduced or displaced chemical, other substance or emission of carbon dioxide (CO2), methane (CH4), sulfur dioxide (S02), nitrogen oxide (NOx), carbon monoxide (CO), mercury (Hg), particulate matter, or any air pollutant that is now or may in the future be regulated under federal, or local pollution control laws, regulations or ordinances or any voluntary rules, guidelines or programs.  Forms of Environmental Attributes may include any and all environmental air quality credits, waste management credits, water quality credits, renewable energy credits, carbon credits, emissions reduction credits, certificates, tags, offsets, allowances, or similar products or rights, howsoever entitled.

“Environmental Laws” shall mean all Applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, ordinances, decrees, rulings and charges thereunder) of Governmental Authorities concerning pollution or protection of health, natural resources, or the environment, including Applicable Laws relating to emissions, discharges, Releases, or threatened Releases of Hazardous Materials into the air, surface water, ground water, lands or subsurface, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, and the Clean Water Act, each as amended, and any analogous state or local Applicable Laws and regulations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any entity controlled by, controlling or under common control with Buyer within the meaning of Section 414 of the Code or Section 4001(a)(14) or Section 4001(b) of ERISA.

“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Agreement” shall mean that certain Escrow Agreement by and among Seller, Buyer and Escrow Agent, pursuant to which Buyer shall deposit the Escrow Amount (representing a portion of the Purchase Price) with Escrow Agent at the Closing pursuant to Section 2.2 and the terms and conditions of such Escrow Agreement, in the form attached hereto as Exhibit G.

“Escrow Amount” shall have the meaning given to it in Section 2.2.

“Financial Statements” shall have the meaning given to it in Section 5.21.

“FP&L” shall mean Florida Power & Light Company.

“FP&L Payment Agreement” shall mean the Agreement (set forth in Exhibit A) for Payment Terms for Port Charlotte Landfill Generator Interconnection Facilities between the Project Company and FP&L dated as of July 29, 2013, as assumed by Lime and for which the obligations of the Project Company thereunder have been extinguished in accordance with the Payment Assumption Agreement.

“GAAP” shall mean the generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

“Governmental Authority” shall mean any (i) federal, state, county, municipal or local government (whether domestic or foreign) or any political subdivision thereof, (ii) any court or administrative tribunal, (iii) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, taxing authority or entity of competent jurisdiction, or (iv) any arbitrator with authority to bind a party at law.

“Guaranty” shall mean a parent guaranty from Lime in the form of Exhibit C guarantying Seller’s payment and performance obligations under this Agreement.

“Hazardous Material” shall mean (i) any petroleum, petroleum constituents or petroleum products, flammable, ignitable, corrosive or explosive substances or materials, radioactive materials, biohazardous materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (“PCBs”), (ii) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law, and (iii) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“Indebtedness” of any Person shall mean: (i) all obligations of such Person for borrowed money or with respect to deposits, overdrafts or advances of any kind, and all accrued but unpaid redemption or prepayment premiums or penalties and any other fees and expenses paid to satisfy such obligations; (ii) all obligations of such Person evidenced by bonds, debentures, notes, mortgages, deeds of trust or similar instruments; (iii) obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (iv) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed; and (v) all obligations of such Person guaranteeing any indebtedness or other obligation of any other Person in any manner, whether directly or indirectly.  The Indebtedness of any Person shall include all accrued but unpaid interest and the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” shall have the meaning given to it in Section 8.4.

“Indemnifying Party” shall have the meaning given to it in Section 8.4.

“Indemnity Period” shall have the meaning given to it in Section 8.7.

“Industry Practices” shall mean those practices, methods and standards that are commonly used by experienced developers and operators of landfill gas to energy facilities in the United States which are of similar size and type as the Project and that are consistent with Applicable Laws.

“Interconnection Agreement” shall be that certain Small Generator Interconnection Agreement between Florida Power & Light Company and GES-Port Charlotte, LLC, effective as of February 10, 2011, as amended, and included as a Project Document.

“Landfill Gas Purchase Agreement” shall be that certain landfill gas purchase agreement between the Project Company and Charlotte County, Florida, effective as July 22, 2008, as amended, and included as a Project Document.

“Liabilities” of any Person shall mean any Indebtedness, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such Indebtedness, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with

GAAP and regardless of whether such Indebtedness, obligation, duty or liability is immediately due and payable.

“Lien” shall mean any mortgage, deed of trust, lien (choate), pledge, charge, security interest, assessment, reservation, assignment, hypothecation, defect in title, encroachments and other burdens, restrictive covenant, contract with a Governmental Authority restricting the use of the Site, the Project or the Project Assets, any condition or restriction or easement or encumbrance of any kind, whether arising by Contract or under any Applicable Law and whether or not filed, recorded or otherwise perfected or effective under any Applicable Law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Lime” means Lime Energy Co.

“Losses” shall have the meaning given to it in Section 8.1.

“Material Adverse Effect” shall mean any event, occurrence, development, change, circumstance, or effect of whatever nature, including, without limitation, a force majeure event or any economic circumstance affecting the renewable power development industry, that, individually or in the aggregate, (i) with respect to Seller, is or could reasonably be expected to be materially adverse to the ability of Seller to consummate the Transactions and to satisfy all of its obligations contemplated by this Agreement, (ii) with respect to the Project Company, the Project or the Project Assets, has or could reasonably be expected to have a material and adverse effect on the business, operations or condition (financial or otherwise) of the Project Company, Project or the Project Assets, and (iii) with respect to Buyer, is or could reasonably be expected to be materially adverse to the ability of Buyer to consummate the Transactions and to satisfy all of its obligations contemplated by this Agreement; provided, however, that any adverse change, event or effect arising from or related to the following with respect to any Person, shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) any condition affecting the United States economy generally that does not disproportionately affect such Person, (ii) any change in GAAP or any Applicable Laws that does not disproportionately affect such Person or (iii) the public announcement of the transactions contemplated by this Agreement.

“Material Contract” shall have the meaning given to it in Section 5.12.1.

“Membership Interests” shall have the meaning given to it in the Recitals.

“Organizational Documents” shall mean, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, articles of organization, bylaws, partnership agreement, limited liability company agreement, operating agreement, stockholders’ agreement, trust agreement and/or similar organizational documents or agreements, as applicable, of such Person, including all amendments thereto.

“OUC” shall mean Orlando Utilities Commission.

“PPA EAs” shall mean the “Environmental Attributes” as such term is defined in the Power Purchase Agreement.

“Party” or “Parties” shall have the meaning given to it in the Preamble.

“Payment Assumption Agreement” means that agreement between Lime, the Project Company, and FP&L attached as Exhibit F.

“Permits” shall mean all permits, licenses, approvals, consents, orders, registrations, privileges, franchises, memberships, certificates, entitlements and other authorizations issued by Governmental Authorities, including environmental, health and safety permits, site plan approval, building permits, certificates of occupancy, and all amendments, modifications, supplements, general conditions and addenda thereto.

“Permitted Liens” means (i) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings with such amount having been reserved against on its balance sheet and held in a restricted cash reserve, (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, supplier’s,  vendor’s, carrier’s or other similar Liens arising or incurred in the ordinary course of business or by operation of law securing amounts that are not overdue for a period of more than 60 days or the amount or validity of which is being contested in good faith by appropriate proceedings with such amount having been reserved against on its balance sheet and held in a restricted cash reserve, (iii) easements, covenants, conditions and restrictions of record, (iv) any zoning or other governmentally established restrictions or encumbrances, (v) railroad trackage agreements, utility, slope and drainage easements, right of way easements and leases regarding signs that are of record, and (vi) any other Liens listed on Schedule 1.1(a) hereto.

“Person” shall mean any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Power Purchase Agreement” shall be that certain Renewable Energy Power Purchase Agreement between OUC and the Project Company effective February 14, 2011, as amended, and included as a Project Document.

“Project” shall have the meaning given to it in the Recitals.

“Project Assets” shall have the meaning given to it in Section 5.8.

“Project Company” shall have the meaning given to it in the Recitals.

“Project Company Pre-Closing Liabilities” shall mean those liabilities set forth on Schedule 1.1(b) and any and all Liabilities associated with or related to the Project Assets, Project, or the Project Company arising on or prior to the Closing or that relate to periods prior to the Closing Date (whether arising before, on, or after the Closing Date).

“Project Company Post-Closing Liabilities” shall mean any and all Liabilities arising after the Closing or that otherwise are associated with or relate to the operation of the Project Assets following the Closing Date, but, only to the extent that such Liabilities are not the result of or give rise to a breach by Seller of any representation, warranty, covenant or other agreement contained in this Agreement.

“Project Documents” shall mean those documents set forth on Schedule 1.1(c).

“Purchase Price” shall have the meaning given to it in Section 2.2.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

“Renewable Energy Credit” or “REC” shall mean any credit, certificate, renewable energy certificate, allowance or similar intangible asset or derivative, whether arising pursuant to Applicable Law, regulation, certification, markets, trading, offset, private transaction, renewable portfolio standards, renewable fuel standard(s), voluntary programs or otherwise, that is generated and attributable to the production of any amount of electricity or fuel by the Project

“Renewable Energy Incentives” shall mean: (i) federal, state, or local tax credits or other tax benefits (such as accelerated depreciation) associated with the construction, ownership, production, or sale of electricity from the Project, including any governmental payments made in lieu of such tax credits including, without, limitation, any governmental grants or payments made under the American Recovery and Reinvestment Act of 2009 (Pub.L. 111—5) as amended by Section 707 of the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (Pub.L. 111—312) (“Section 1603”) or other benefits, (ii) any federal, state or local grants, rebates, subsidized financing or any other subsidy relating to the renewable energy property of the Project or the output thereof, and

(iii) any other form of incentive that is not an Environmental Attribute that is available with respect to the Project.

“Response Notice” shall have the meaning given to it in Section 8.5.

“Retained Cash” shall have the meaning given to it in Section 2.3(c).

“Section 1603” shall mean Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, P.L. 111-5 (2009), as amended by Section 707 of the Tax Relief Unemployment Insurance Reauthorization and Job Creation Act of 2010, P.L. 111-312 (2010).

“Section 1603 Grant” shall mean one million seven hundred fifty-five thousand nine hundred forty-four dollars ($1,755,944) received by the Project Company pursuant to approval by the U.S. Department of Treasury of its Section 1603 Grant Application.

“Section 1603 Grant Application” shall mean the application for payments issued under Section 1603 and any written correspondence and other items submitted in connection therewith (including written correspondence and other items submitted after the submission of the application) and any written correspondence and other items received (electronically or otherwise) from the Department of Treasury in connection therewith.

“Seller” shall have the meaning given to it in the Preamble.

“Seller Ancillary Agreements” shall mean all agreements, instruments and documents being or to be executed and delivered by Seller or any Affiliate of the Seller under this Agreement or in connection herewith.

“Seller Indemnified Party” shall have the meaning given to it in Section 8.2.

“Seller’s Knowledge” shall mean the knowledge, after reasonable inquiry and investigation, of the individuals set forth on Schedule 1.1(d).

“Seller’s Note” shall mean the promissory note in the form of Exhibit E.

“Site” shall mean the portions of the Zemel Road Landfill used by the Project, as more specifically defined in Schedule 5.9.1.

“Splice Related Claims” shall mean the claims against Crowder Construction Company (pursuant to that certain Agreement Between Owner and Design-Builder-Lump Sum, dated October 8, 2010) related to the initial design, construction and installation of the Project’s seven (7) above ground splice cabinets with bolted connecting busses in the Seller-owned feeder and the FP&L distribution feeder between the 23kV main breaker (52U) of the Project and the Point of Interconnection (as defined in Attachment 2 of the Interconnection Agreement).

“Splice Related Improvements” shall mean that the seven (7) above ground splice cabinets with bolted connecting busses in the Seller-owned feeder and the FP&L distribution feeder between the 23kV main breaker (52U) of the Project and the Point of Interconnection (as defined in Attachment 2 of the Interconnection Agreement) have been replaced with splices and buried underground according to Industry Practices and returned to commercial operation.

“Tax” and “Taxes” shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (whether imposed on Seller or on any of Seller’s Affiliates), imposed by any Governmental Authority or taxing authority, including, without limitation, taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any Liability for the payment of any amounts of the type described in (i) as a result of being a member of, or a successor to a member of, an affiliated, combined, consolidated or unitary group for any taxable period; (iii) any Liability for the payment of any amounts of the type described in (i) as a result of being a Person required by Applicable Law to withhold or collect taxes imposed on another Person; (iv) any Liability for the payment of amounts of the type described in (i), (ii) or (iii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (v) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (i), (ii), (iii) or (iv).

“Tax Return: shall mean any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Test Period” shall have the meaning given to it in Section 2.4.

“Test Period Flow Rate” shall mean the average landfill gas flow over the Test Period measured as the sum of the meter readings at (i) the installed flow meter post gas treatment at the UNISON blower skid plus (i) the installed pre-spark arrester meter at the flare.

“Third Party Claim” shall have the meaning given to it in Section 8.13.1.

“Third Party Claim Response Period” shall have the meaning given to it in Section 8.13.1.

“Transactions” shall mean all of the transactions provided for in, or contemplated by, this Agreement, including the Closing and the execution, delivery and performance of the Buyer Ancillary Agreements and the Seller Ancillary Agreements.

“Wellfield Improvements” means the proposed engineering and other enhancements to the Project, Site, and Zemel Road Landfill, as evidenced by the construction drawings prepared by SCS Engineering dated as of August 2013 and the letter from SCS Engineering to Buyer dated as of October 18, 2013.

“Wellfield Improvements Completion Date” shall have the meaning given to it in Section 2.4.

“Wellfield Improvements Target” shall have the meaning given to it in Section 2.4.

1.2                               Construction.

1.2.1                     Headings and the rendering of text in bold and/or italics are for convenience and reference purposes only and do not affect the meaning or interpretation of this Agreement.

1.2.2                     A reference to an Exhibit, Schedule, Article, Section or other provision shall be, unless otherwise specified, to exhibits, schedules, articles, sections or other provisions of this Agreement, which exhibits and schedules are incorporated herein by reference.

1.2.3                     Any reference in this Agreement to another Contract or document shall be construed as a reference to that other Contract or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated, assigned or otherwise transferred.

1.2.4                     Any reference in this Agreement to “this Agreement,” “herein,” “hereof” or “hereunder” shall be deemed to be a reference to this Agreement as a whole and not limited to the particular Article, Section, Exhibit, Schedule or provision in which the relevant reference appears and to this Agreement as varied, amended, supplemented, substituted, novated, assigned or otherwise transferred from time to time.

1.2.5                     References to any Party shall, where appropriate, include any successors, transferees and permitted assigns of the Party.

1.2.6                     References to the term “includes” or “including” shall mean “includes, without limitation” or “including, without limitation.”

1.2.7                     Words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders.

1.2.8                     If the time for performing an obligation under this Agreement occurs or expires on a day that is not a Business Day, the time for performance of such obligation shall be extended until the next succeeding Business Day.

1.2.9                     References to any statute, code or statutory provision are to be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires.

1.2.10              References to any amount of money shall mean a reference to the amount in United States Dollars.

ARTICLE 2
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

2.1                               Purchase and Sale. Subject to the terms and conditions set forth in this Agreement and in consideration of the Purchase Price, Seller shall sell, assign, convey, deliver and transfer at the Closing to Buyer, and Buyer shall purchase, acquire and accept at the Closing from Seller, all of the right, title and interest of Seller in and to the Membership Interests, so that upon the consummation of the Closing, Buyer shall own, directly, all of the Membership Interests free and clear of all Liens.

2.2                               Purchase Price and Closing Payment. In consideration of the purchase by Buyer and sale by Seller of the Membership Interests pursuant to Section 2.1, on the Closing Date Buyer shall pay to or on behalf of Seller, by wire transfer of immediately available funds to the Persons and bank account(s) identified on Schedule 2.2, an aggregate amount equal to three million three hundred thousand dollars ($3,300,000) (the “Purchase Price”) less (i) one hundred fifty two thousand three hundred dollars ($152,300) to be used by Buyer to perform the Wellfield Improvements, (ii) forty eight thousand three hundred thirty three dollars ($48,333) representing the estimated portion of the Charlotte County property taxes assessed on the Project and Site for the portion of the 2013 calendar year ending on the Closing Date, (iii) one hundred sixty-five thousand dollars ($165,000) (the “Escrow Amount”) to be deposited into the Escrow Agreement to secure Seller’s indemnification obligations under this Agreement, and (iv) thirty-one thousand two hundred dollars ($31,200) to be used by Buyer to pay Project Company Pre-Closing Liabilities, (such Purchase Price less such amounts described in clauses (i), (ii), (iii) and (iv) above being hereinafter referred to as the “Closing Payment”).

2.3                               Allocation of Project Company Pre-Closing Liabilities and Project Post-Closing Liabilities.

(a)         Seller shall be responsible for all Project Company Pre-Closing Liabilities and cause all Project Company Pre-Closing Liabilities to be paid, performed and discharged by their applicable due date; provided, however, that Buyer shall cause to be paid those Project Company Pre-Closing Liabilities set forth on Schedule 1.1(b) out of the Retained Cash to the extent Retained Cash is available for such purpose (as defined below).

(b)         Buyer may hold, for up to sixty (60) days after the Closing Date, forty-one thousand three hundred thirty-five dollars and eighty-four cents ($41,335.84) relating to the output from the Project sold to OUC for the month of October 2013 and the thirty-one thousand two hundred dollars ($31,200) referenced in Section 2.2 (iv) above (collectively, the “Retained Cash”).

(c)          At the end of such sixty (60) day period, Buyer shall pay to Seller, by wire transfer, such Retained Cash amounts less any Project Company Pre-Closing Liabilities actually paid by Buyer or the Project Company following the Closing Date.

2.4                               County Wellfield Blowers.  Upon the completion of the Wellfield Improvements and any associated balancing of the wellfield related thereto (the “Wellfield Improvements Completion Date”), Seller and Buyer shall mutually agree upon a forty-eight (48) hour period to operate the Project at “full-load” operation and conduct a test of the landfill gas flow following such Wellfield Improvements (the “Test Period”) with such test to occur within twenty-one (21) days following the Wellfield Improvements Completion Date or as reasonably agreed between the Parties.  Seller and Buyer agree that the Test Period shall be selected based on reasonable weather conditions, including without limitation recent precipitation and precipitation forecasts.  At all times throughout the Test Period, Buyer shall make real time data in respect of the meters described in the definition of Test Period Flow Rate available to Seller.  If at any time during the Test Period, (i) either engine at the Project shall cease operation, (ii) the landfill gas drier and the sulfur treatment ceases to operate, (iii) the County Wellfield Blower fails to meet set point (nominally 40 inches of vacuum) or (iv) precipitation in excess of 0.5 inches during the Test Period occurs, then Seller and Buyer shall mutually agree to terminate the test and select a new Test Period.  Upon completion of the Test Period, if the Wellfield Improvements did not cause the landfill gas flow from the wellfield to the Project to increase to at least nine hundred twenty (920) standard cubic feet per minute throughout the Test Period (the “Wellfield Improvements Target”), then Buyer, after consultation with Seller and, if necessary, a third party technical consultant, may develop a plan to achieve the Wellfield Improvements Target.  As a result of this plan, Buyer may fund the deployment of a new control system to the County Wellfield Blower or take such other action as may be necessary to attempt to achieve the Wellfield Improvements Target (the “Additional Improvements”) and Seller will reimburse Buyer an amount equal to fifty percent (50%) of the costs of such Additional Improvements.  Following the completion of the Additional Improvements, Seller and Buyer shall select a Test Period to retest the landfill gas flow from the wellfield to the Project upon the conditions set forth above.  If the subsequent Test Period Flow Rate does not achieve the Wellfield Improvements Target, then Buyer may invoice Seller, and Seller shall pay, for the costs associated with the purchase and installation of new radial blowers to replace the County Wellfield Blower, up to the Blower Replacement Sharing Obligation; provided, that if Buyer receives any reimbursement from Charlotte County, Buyer shall pay one half of the amount received to Seller, up to an amount equal to the Blower Replacement Sharing Obligation actually paid by Seller. Within ten (10) Business Days following Buyer’s receipt to Seller of an invoice for all or a portion of the Blower Replacement Sharing Obligation, Seller shall pay such amounts to Buyer.

2.5                               Further Assurances. At any time, and from time to time after the Closing Date, at Buyer’s reasonable request, Seller shall promptly execute, acknowledge and deliver all such further acts, assurances and instruments of sale, transfer, conveyance, assignment and confirmation as are reasonably required, and take all such other actions as Buyer may reasonably request, to transfer, convey, deliver, assign and confirm Buyer’s right, title and interest to the Membership Interests, and the Project Company’s right, title and interest to the Project Assets, and to otherwise effect the Transactions.

2.6                               Allocation.

2.6.1                     Schedule 2.6.1 sets forth the statement (the “Allocation Statement”) reflecting the allocation of the Purchase Price, as adjusted to reflect amounts deemed paid by Buyer for federal income Tax purposes, among the Project Assets.

2.6.2                     Except as required by Applicable Law (i) the Parties shall make consistent use of the allocation reflected on the Allocation Statement for all income Tax purposes and in all filings, declarations and reports with the Internal Revenue Service in respect thereof, including any reports that may be filed under Section 1060 of the Code, and (ii) in any proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such is not a correct allocation for income Tax purposes.

2.7                               Release of Escrow Amount.  Less any amounts deducted pursuant to Section 8.6 and the terms and conditions of the Escrow Agreement, the Escrow Amount shall be released by Buyer to Seller in accordance with the following schedule, in each case only if no claims by Buyer for any Losses hereunder or other defaults of Buyer exist or are outstanding:

(a)         The lesser of sixty-five thousand dollars ($65,000) or the remaining amount of the funds in the Escrow Account on February 2, 2014;

(b)         The lesser of forty thousand dollars ($40,000) or the remaining amount of the funds in the Escrow Account on July 2, 2014; and

(c)          The remaining amount of the funds in the Escrow Account on November 2, 2014.

The Parties shall issue joint written instructions to the Escrow Agent pursuant to Section 4(a) of the Escrow Agreement consistent with this Section 2.7 to authorize the release of funds.

Each Party agrees to pay fifty percent (50%) of any and all costs and other charges under the Escrow Agreement.

2.8                               Subordination of Seller’s Security Interests.  After a period of six (6) months has passed from the Closing Date, provided that (i) Seller has satisfied all of its obligations under the Payment Assumption Agreement, and (ii) Seller is not in breach of any of its obligations or liabilities under this Agreement, then Buyer will agree to subordinate its security interests granted by Seller pursuant to Section 3.3(r) to a third party senior commercial lender providing senior debt financing in excess of three hundred thirty thousand dollars ($330,000); provided, however that such Buyer obligation to subordinate its security interests shall be limited to a subordination only and Buyer shall not be required to forgo any of its other rights, including any request by such senior commercial lender to standstill on or not enforce any of its rights with respect to Buyer’s security interest or otherwise in the event of a default by Seller or under any other circumstance.

2.9                               Amounts Due Under the FP&L Payment Agreement.  Buyer shall have the right, but not the obligation, to make any payments due under the FP&L Payment Agreement or the Interconnection Agreement on Seller’s or its Affiliates’ behalf.  Seller shall indemnify Buyer for any payments made by Buyer pursuant to this Section 2.9 in accordance with Section 8.1.8.

2.10                        Affiliated Accounts Receivable and Accounts Payable.  Except for any rights or obligations arising under this Agreement, the security agreement (attached as Exhibit D), the Guaranty, or any related documents, the Parties agree and acknowledge that any accounts payable or accounts receivable by or from the Project Company on one hand, and Seller or any Seller Affiliate, on the other, are hereby cancelled and deemed satisfied in full.

2.11                        Splice Related Improvements.  Seller shall acknowledges and agrees that all costs related to the Splice Related Improvements and associated testing shall be deemed to constitute Project Company Pre-Closing Liabilities, regardless of whether such Splice Related Improvements and/or associated testing occur, or are invoiced, before or after Closing.

ARTICLE 3
CLOSING; CLOSING DELIVERIES

3.1                               Closing.  The consummation of the Transactions (the “Closing”) shall take place at the offices of McGuireWoods LLP, at 7 Saint Paul Street, Suite 1000, Baltimore, Maryland, 21202 on the Closing Date. The Closing shall be effective as of 12:01 a.m. on the Closing Date.  At the option of the Parties, documents to be delivered at the Closing may be delivered to the place of Closing by electronic transmission.  Each of Buyer and Seller shall further deliver such other evidence, instruments, documents and certificates required to be delivered by such Parties pursuant to this Article 3.

3.2                               Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller all of the following:

(a)         the Closing Payment in accordance with Section 2.2; and

(b)         a certificate, dated as of the Closing Date, executed by a duly authorized officer or manager of Buyer, certifying that attached thereto is: (i) a true, accurate and complete copy of the certificate issued by the Secretary of the State of the State of Delaware, dated as of a recent date prior to the Closing Date and certifying that Buyer is validly existing and in good standing under the Applicable Laws of the State of Delaware; (ii) a true, accurate and complete copy of the certificate of incorporation of Buyer, as in effect on the Closing Date, certified by the Secretary of State of the State of Delaware as of a recent date prior to the Closing Date; (iii) a true, accurate and complete copy of the bylaws of Buyer, as in effect on the Closing Date; and (iv) a true, accurate and complete copy of the resolutions of the Buyer duly authorizing the execution, delivery and performance by Buyer of this Agreement, the Buyer Ancillary Agreements to which it is a party and the Transactions, and that such resolutions are in full force and effect as of the Closing Date.

3.3                               Seller’s Closing Deliveries.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer all of the following:

(a)         an assignment agreement, in the form of Exhibit B, assigning to Buyer the Membership Interests free and clear of all Liens;

(b)         a certificate, dated as of the Closing Date, executed by a duly authorized officer or manager of the Project Company, certifying that attached thereto is: (i) a true, accurate and complete copy of the certificate issued by the Secretary of State of the State of Georgia, dated as of a recent date prior to the Closing Date and certifying that the Project Company is validly existing and in good standing under the Applicable Laws of the State of Georgia; (ii) a true, accurate and complete copy of the certificate issued by the Secretary of State of the State of Florida, dated as of a recent date prior to the Closing Date and certifying that the Project Company is in good standing under the Applicable Laws of the State of Florida and authorized to conduct business in that jurisdiction; (iii) a true, accurate and complete copy of the articles of organization of the Project Company, as in effect on the Closing Date, certified by the Secretary of the State of Georgia as of a recent date prior to the Closing Date; (iv) a true, accurate and complete copy of the limited liability company agreement of the Project Company, as in effect on the Closing Date; (v) a true, accurate and complete copy of the resolutions of the sole member of the Project Company duly authorizing the execution, delivery and performance by the Project Company of any agreement, document or certificate to be delivered by the Project Company hereunder on the Closing Date, and that such resolutions are in full force and effect as of the Closing Date; and (vi) a true, accurate and complete copy of the Project Documents, as in effect on the Closing Date;

(c)          a certificate, dated as of the Closing Date, executed by a duly authorized officer or manager of Seller, certifying that attached thereto is: (i) a true, accurate and complete copy of the certificate issued by the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date and certifying that Seller is validly existing and in good standing under the Applicable Laws of the State of Delaware; (ii) a true, accurate and complete copy of the certificate of formation of Seller, as in effect on the Closing Date, certified by the Secretary of State of the State of Delaware as of a recent date prior to the Closing Date; (iii) a true, accurate and complete copy of the limited liability company agreement or bylaws of Seller, as in effect on the Closing Date; (iv) a true, accurate and complete copy of the resolutions of the members or board of directors of Seller duly authorizing the execution, delivery and performance by Seller of this Agreement, the Seller Ancillary Agreements to which Seller is a party and the Transactions, and that such resolutions are in full force and effect as of the Closing Date; and (v) the incumbency certificates of Seller’s officers or managers that executed the Agreement, any other agreement delivered on the Closing Date, and any certificate delivered in connection with the Closing;

(d)         a certificate, dated as of the Closing Date, executed by a duly authorized officer or manager of Lime conforming to the requirements of Treas. Reg. § 1.1445-2(b)(2);

(e)          the resignations of all managers and officers of the Project Company;

(f)           all of the books and records of the Project Company (including the Project Documents), including any in the possession of Seller or its Affiliates;

(g)          copies of all consents, approvals, authorizations, filings and notices obtained, made, or contemplated by Section 4.4;

(h)         evidence of the termination of the existing operating agreement of the Project Company;

(i)             releases, in a form satisfactory to Buyer, for all Liens (other than Permitted Liens) against the Project or the Project Company;

(j)            evidence, in a form satisfactory to Buyer, that the de-coking operations with respect to the Zemel Road Landfill are complete to Buyer’s satisfaction;

(k)         evidence, in a form satisfactory to Buyer, of the termination of the insurance policies carried by Project Company prior to the Closing Date;

(l)             an executed copy of the Payment Assumption Agreement;

(m)     evidence, in a form satisfactory to Buyer, that Seller continues to provide and maintain the payment and performance bond required by the Interconnection Agreement and that such bond will remain valid and available to pay the related interconnection costs after Closing;

(n)         if not waived by Buyer, evidence, in a form satisfactory to Buyer, that the sole employee of the Project Company has accepted employment with Buyer;

(o)         a letter agreement, in a form satisfactory to Buyer, from Charlotte County, Florida to the Project Company setting forth (i) the total amounts credited to the Project Company to offset the royalty payments owed to Charlotte County by the Project Company for the purchase of landfill gas, prior to the Closing Date, for Charlotte County’s responsibility for the costs associated with the construction of the Project’s interconnection facilities, and (ii) confirmation that the Project Company will continue to benefit from such credited amounts after the Closing Date;

(p)         the Seller’s Note, duly executed by Seller;

(q)         the signed Guaranty;

(r)            a security agreement in the form of Exhibit D, demonstrating a pledge by Lime, and an accompanying security interest (subject to a subordination provision as set forth therein), to Buyer of all of the assets of Lime Energy Services Co. and securing a maximum obligation of three hundred thirty thousand dollars ($330,000);

(s)           evidence demonstrating, to Buyer’s satisfaction, that the Splice Related Improvements are complete in accordance with Industry Practices;

(t)            a counterpart signature page to the Escrow Agreement, duly executed by Seller and the Escrow Agent; and

(u)         each other Seller Ancillary Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that all of the following are true and correct at the Closing Date, save to the extent that any disclosures have explicitly, specifically and unambiguously been made in the Disclosure Schedules:

4.1                               Organization, Authority, Validity and Non-Contravention.

4.1.1                     Seller is a limited liability company duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.  Seller has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate the Project Assets where such Assets are now owned, leased or operated.

4.1.2                     Seller has all requisite limited liability company and authority to execute and deliver this Agreement and the Seller Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Agreements to which Seller is a party and the consummation of the Transactions have been duly authorized by all necessary limited liability company action on the part of Seller.

4.1.3                     This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar Applicable Laws affecting the enforcement of creditors’ rights and subject to general equitable principles.  Upon execution and delivery of the Seller Ancillary Agreements to which Seller is a party, each of the Seller Ancillary Agreements will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar Applicable Laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

4.1.4                     None of the execution and delivery by Seller of this Agreement or any of the Seller Ancillary Agreements to which Seller is a party, the performance of the obligations of Seller hereunder or thereunder, nor the consummation of the Transactions by Seller will (a) conflict with or result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any provision of the Organizational Documents of Seller, (b) result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any Contract or Permit to which Seller is a party or by which any of its respective Assets are bound, (c) result in the imposition or creation of any Lien upon or with respect to the Membership Interests, or (d) conflict with or result in the violation of any Applicable Law to which Seller is subject.

4.2                               No Adverse Order or Injunctions.  There is no (a) action, suit, investigation, proceeding or claim pending or (b) judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority outstanding or, in each case, to Seller’s Knowledge, threatened against or involving Seller or any Membership Interests owned by Seller that questions or challenges the validity of this Agreement or any of the Seller Ancillary Agreements or Seller’s execution, delivery or performance of this Agreement or any of the Seller Ancillary Agreements to which Seller is a party.

4.3                               Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Seller.  No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Seller’s Assets or the income of Seller.  Seller does not have any plan or intention of, or has received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

4.4                               Third Party Consents. Except as set forth on Schedule 4.4 (all of which consents shall have been obtained on or prior to the Closing Date), there are no consents, approvals, authorizations, waivers, licenses, registrations, declarations, qualifications, filings or notices of or to Persons, including Governmental Authorities, that are required in connection with the execution and delivery by Seller of this Agreement or any of the Seller Ancillary Agreements to which Seller is a party, the performance of the obligations of Seller hereunder or thereunder or the consummation by Seller of the Transactions (including the sale of all of the Membership Interests of the Project Company and the indirect transfer of all Project Assets to Buyer).

4.5                               Brokers. Neither Seller nor any of its respective Affiliates (including the Project Company) has engaged any broker, finder or agent in connection with the Transactions so as to give rise to any claim against Buyer or any of its Affiliates (including, following the Closing, the Project Company) for any brokerage or finder’s commission, fee or similar compensation.

4.6                               Public Utility.  Seller is not a “public utility” as that term is defined in the Public Utility Holding Company Act of 2005 or otherwise subject to regulation as a public utility or service company (or similar designation) by a Governmental Authority (including, by the Georgia Public Service Commission under O.C.G.A. § 46-2-21).

4.7                               Foreign Person.  Seller is not a foreign person as defined in Section 1445(f)(3) of the Code.

4.8                               Section 1603 Cash Grant.     Through the Closing Date, Seller has satisfied, or has ensured the Project Company satisfied, all requirements of Applicable Law and all operational requirements related to the receipt of the Section 1603 Grant, including the Project Company’s initial and continued satisfaction of all necessary requirements (including all beginning construction and placed in service requirements) under Section 1603 and neither Seller nor its Affiliates is aware of any omission or defect with respect to the foregoing.   Additionally, there has been no “disqualifying event” within the meaning of the Section 1603 Program Guidance with respect to the Project.

4.9                               Blower Replacement Sharing Obligation.  Seller shall pay the Blower Replacement Sharing Obligation in accordance with Section 2.4.

4.10                        Splice Related Improvements.  As of the Closing Date, the Splice Related Improvements are complete in accordance with Industry Practices.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING
THE PROJECT COMPANY

Seller represents and warrants to Buyer that all of the following are true and correct at the Closing Date, save to the extent that any disclosures have explicitly, specifically and unambiguously been made in the Disclosure Schedules:

5.1                               Organization and Authority.  The Project Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate the Project Assets, where such Assets are now owned, leased or operated. The Project Company is duly qualified or licensed to do business in and is in good standing in the State of Florida or each jurisdiction in which the Assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary.

5.2                               Membership Interests.

5.2.1                     Seller owns and is the sole beneficial and record owner of 100% of the Membership Interests free and clear of all Liens.  All of the Membership Interests (i) have been duly authorized, validly issued and were not issued in violation of any Person’s preemptive or other purchase rights, (ii) are fully paid and, except as may be expressly set forth in the Organizational Documents of the Project Company or as required by Applicable Law, have no requirements for the owner thereof to make additional contributions to the Project Company, and (iii) were issued in compliance with Applicable Laws.  There are no existing facts that would reasonably be expected to cause the Project Company to require additional capital contributions prior to the Closing Date.  Upon consummation of the Transactions, Buyer will hold of record and own beneficially good and valid title to all of the Membership Interests free and clear of any and all Liens.

5.2.2                     No other Persons own or have any interest in, or option or other right (contingent or otherwise), including any right of first refusal or right of first offer, to acquire the Membership Interests or any equity or other ownership interest in the Project Company. Except for the Project Company operating agreement and this Agreement, there is no (i) voting trust or agreement, membership agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, “drag-along” or “tag-along” right, stock appreciation right, redemption or repurchase right, anti-dilutive right or proxy relating to the Membership Interests or the Project Company, (ii) Contract restricting the transfer of, or requiring the registration for sale of, the Membership Interests, or (iii) option, warrant, call, right or other Contract to issue, transfer, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any equity or other ownership interest in the Project Company or agreement to enter into any Contract with respect thereto.

5.2.3                     The Project Company (i) does not own, of record or beneficially, or control, directly or indirectly, any equity or other ownership interest in any Person (or any option, warrant, security or other right convertible, exchangeable or exercisable therefor), and (ii) is not, directly or indirectly, a participant in any joint venture, partnership, trust, association or other limited liability entity

5.3                               Organizational Documents, Books and Records, and Project Documents.  Seller has delivered to Buyer true and correct copies of the Organizational Documents of the Project Company.  Except as set forth on Schedule 5.3, Seller has previously provided to Buyer true, complete and correct copies of the Project Documents and the material books and records of the Project Company.  The records and minute books, or equivalent records and documents (including the Project Documents) of the Project Company have been kept and maintained in all material respects as required by Applicable Law, and contain true, correct and complete copies of the Organizational Documents, meetings and consents in lieu of meetings of the managers of the Project Company (and any committees thereof, whether permanent or temporary) and of its members, if any, and such records accurately reflect all material transactions referred to in such minutes and consents.

5.4                               No Order or Injunctions.  The Project Company is not a party to, subject to or bound by any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority.

5.5                               Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of the Project Company.  No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the Project Assets or the income of the Project Company.  The Project Company has no plan or intention of, and has not received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

5.6                               Litigation. Except as set forth on Schedule 5.6, there is no action, suit, investigation, proceeding or claim in which the Project Company has appeared or has been named or served as a party (either as a plaintiff or defendant) or, to Seller’s Knowledge, threatened before any court or Governmental Authority, including actions, suits, investigations, proceedings or claims for the enforcement of Permits or investigations of any kind.

5.7                               No Conflicts. Except as set forth on Schedule 5.7, none of the execution and delivery by Seller of this Agreement or any of the Seller Ancillary Agreements, the performance of the obligations of Seller hereunder or thereunder, nor the consummation of the Transactions by Seller will:

(a)         conflict with or result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any provision of the Organizational Documents of the Project Company;

(b)         result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any Contract or Permit (including, without limitation, any Material Contract) to which the Project Company is a party or by which any of its respective Assets (including the Project Assets) are bound; or

(c)          conflict with or result in the violation of any Applicable Law to which the Project Company, the Project or any Project Assets is subject.

5.8                               Project Assets. Other than the Material Contracts and other Assets owned by the Project Company, including those set forth in Schedule 5.8 (together, the “Project Assets”), there are no other Assets that are currently held by Seller or any of its respective Affiliates relating to, associated with or concerning the Project or necessary for the operation of the Project as it has operated prior to the Closing Date.  No Person other than the Project Company owns or has any interest in, or option or other right (contingent or otherwise), including a right of first refusal or a right of first offer, or has any Lien, on the Project Assets.

5.9                               Real Property Interests.

5.9.1                     The real property and any of the interests related thereto that are identified in Schedule 5.9.1 describe all real property interests, including, without limitation, options, easements and leases, held by the Project Company underlying or used in the operation of its business, including all rights to the Site and all rights needed for development, construction, expansion, and operation of the Project.  Such real property interests are sufficient in all material respects for the Project Company to develop, install, own and operate the Project as contemplated by the Material Contracts and any other Contracts entered into by the Project Company in connection with the Project, in each case, as of immediately following the Closing.  Except as set forth in Schedule 5.9.1, the Project Company does not own, lease, license or otherwise have and has not had any interests (including option interests) in any other real property.

5.9.2                     No Seller nor the Project Company has received any written notice or to Seller’s Knowledge, oral notice of any of the following, and, to Seller’ Knowledge, none of the following events, circumstances or conditions have occurred or currently exist: (i) existing or threatened material special Tax or special assessment to be levied against the Site or the Project; or (ii) claims from any Governmental Authority or from any Person who will provide utility service to the Site or the Project, that there are not sufficient easements and rights-of-way as required for the operation of the Project in the ordinary course or to provide ingress and egress to and from the Site.

5.10                        No Undisclosed Liabilities.  Schedule 1.1(b) identifies all outstanding payment obligations due to third parties in connection with the Project.  Except for the Project Company’s payment obligations listed on Schedule 1.1(b), the Project Company has no Project Company Pre-Closing Liabilities.

5.11                        Tax Matters.

5.11.1              Except as set forth on Schedule 5.11.1, the Project Company and any Person required to include the Project Company’s items of income, gain, loss, deduction, and credit in its Tax Returns have filed all federal and other material Tax Returns that were required to be filed by it on or before the Closing Date for taxable periods or portions thereof ending on or before the Closing Date.  Each such Tax Return is true and correct in all material respects.

5.11.2              Except as set forth on Schedule 5.11.2, the Project Company and any Person required to include the Project Company’s items of income, gain, loss, deduction, and credit in its Tax Returns have paid in full all Taxes for periods ending on or prior to the Closing Date (whether or not shown to be due on any Tax Return), and has made adequate provision in its books and records as disclosed to Buyer for any such Taxes that are not yet due and payable.

5.11.3              The Project Company and any Person required to include the Project Company’s items of income, gain, loss, deduction, and credit in its Tax Returns are in compliance with all Applicable Laws relating to withholding of Taxes and the payment thereof, for taxable periods or portions thereof ending on or before the Closing Date, in connection with amounts owing to any employee, independent contractor, creditor, partner or similar third party, has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and has complied with all reporting obligations with respect to such amounts.

5.11.4              There are no outstanding Contracts to which the Project Company or any Person required to include the Project Company’s items of income, gain, loss, deduction, and credit in its Tax Returns is a party extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Project Company or any Person required to include the Project Company’s items of income, gain, loss, deduction, and credit in its Tax Returns for any taxable period, and no written request for any such waiver or extension is currently pending.

5.11.5              No audit or other proceeding by any Governmental Authority is pending, and no Governmental Authority has given written notice of any intention to commence an audit or other proceeding, or assert any deficiency or claim for additional Taxes against the Project Company or any Person required to include the Project Company’s items of income, gain, loss, deduction, and credit in its Tax Returns.  To Seller’s Knowledge, there is no threatened audit or proposed deficiency for unpaid Taxes with respect to the Project Company or any Person required to include the Project Company’s items of income, gain, loss, deduction, and credit in its Tax Returns.

5.11.6              The Project Company has not elected under Code Section 7701 (or any comparable provision of Applicable Law) to be classified as a corporation for U.S. federal income Tax purposes (or under any comparable or similar provision of Applicable Law).  All times since its formation, the Project Company (i) has been wholly owned by Seller and (ii) has been properly classified as a disregarded entity for federal, state and local income Tax purposes.

5.11.7              No jurisdiction in which the Project Company or any Person required to include the Project Company’s items of income, gain, loss, deduction, and credit in its Tax Returns files, or has filed, Tax Returns treats or classifies, or has tried to treat or classify, the Project Company as an entity other than a disregarded entity, or as being subject, or having been subject, to an entity-level Tax, for federal, state, local and foreign Tax purposes.

5.11.8              Except as provided for in any Material Contract, neither Seller nor the Project Company or any Person required to include the Project Company’s items of income, gain, loss, deduction, and credit in its Tax Returns has received any written notice nor, to Seller’s Knowledge, oral notice, of any special assessments, levies or Taxes imposed or to be imposed affecting any of its Assets, or any notice of any action regarding the potential formation of any other Governmental Authority empowered to so assess a Tax or levy.  To Seller’s Knowledge, no such special assessments, levies or Taxes have been threatened by any Governmental Authority.

5.11.9              There are no Liens for Taxes upon the Assets of the Project Company, other than Lien for Taxes not yet due and payable, which are Permitted Liens.

5.11.10       The Project Company is not a party to, is not bound by, and does not have any obligation under, any allocation or sharing agreement (including indemnity arrangements) related to Tax.

5.11.11       All deficiencies for Taxes asserted or assessed against the Project Company or any Person required to include the Project Company’s items of income, gain, loss, deduction, and credit in its Tax Return have been fully and timely paid or settled.

5.11.12       Project Company has no liability for Taxes of any Person other than Project Company (i) under Treas. Reg. § 1.1502-6 (or similar provision of state, local, or non-U.S. law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

5.11.13       Through the Closing Date and to Seller’s Knowledge, the Project and the Project Company qualifies for all Renewable Energy Incentives for which it is eligible or that Seller intended to register the Project for as of the Closing Date, and, to Seller’s Knowledge, no facts or circumstances exist that reasonably could be expected to hinder, impair, restrict, limit or disqualify the Project from continuing to qualify for the Renewable Energy Incentives.

5.12                        Contracts.

5.12.1              Schedule 5.12.1 contains a true, complete and correct list of all Contracts to which the Project Company is a party or that relate to, are associated with or concern the Project or the Project Assets (each, a “Material Contract”).

5.12.2              Each Material Contract is in full force and effect, and constitutes a legal, valid, binding and enforceable Contract as to the Project Company, and to Seller’s Knowledge, the respective counterparties thereto, and will not be rendered invalid or unenforceable as a result of the Transactions, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar Applicable Laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

5.12.3              Neither the Project Company, nor to Seller’s Knowledge, any other respective counterparties thereto, is in material breach of or in material default under any Material Contract, and to Seller’s Knowledge no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or permit termination, modification or acceleration under, or result in the creation of any Lien (other than any Permitted Lien) under any Material Contract.

5.12.4              True, correct and complete copies of all Material Contracts and any amendments thereto have been previously delivered to Buyer.

5.12.5              Except as set forth in Schedule 5.12.5, the Project Company has not sold or transferred, agreed or committed to sell or transfer, or granted any options or rights to purchase electric power, net metering credits, Environmental Attributes or Renewable Energy Credits in connection with or related to the Project.

5.13                        Legal Compliance. The Project Company is in compliance with all Applicable Laws relating to its business and operations, including with respect to the Site and the Project Assets.

5.14                        Environmental Laws. Except as set forth on Schedule 5.14, the Project Company has complied and is in compliance, and the Site is in compliance with all Environmental Laws affecting it or the Project Assets in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to Seller’s Knowledge threatened against, the Project Company alleging any failure of the Project Company to comply with any applicable Environmental Law.  Additionally, to Seller’s Knowledge, there are no conditions, facts or circumstances that could result in the imposition of Liabilities under, or noncompliance with, any Environmental Laws at the Site.

5.15                        Permits.

5.15.1              All Permits related to, associated with or concerning the Project or the Site that have been obtained by the Project Company are set forth on Schedule 5.15.1.  The Project Company owns or validly holds (and is in material compliance with) all Permits set forth on Schedule 5.15.1, and each such Permit is valid, binding and in full force and effect and has not, to Seller’s Knowledge, been appealed, terminated, revoked or modified. No written notice or, to Seller’s Knowledge, oral notice of noncompliance or default has been received by either Seller or the Project Company, and the Project Company is not in material default (or with the giving of notice or lapse of time or both, would be in material default), under any Permit set forth on Schedule 5.15.1, and no information has been received by either Seller or the Project Company that could reasonably be expected to prevent Buyer from obtaining or maintaining any Permit.

5.15.2              All Permits that are necessary for the Project Company to operate and maintain the Project and expand the Project in accordance with the Wellfield Improvements are set forth on Schedule 5.15.1.

5.15.3              Seller has previously delivered to Buyer:

(a)         a true and correct copy of each Permit set forth on Schedule 5.15.1;

(b)         all material documents, material reports and material correspondence provided by the Project Company to any Governmental Authority with respect to any Permit; and

(c)          all material documents, material reports and material correspondence received by the Project Company from any Governmental Authority with respect to any Permit.

5.16                        Insurance. Schedule 5.16 includes a list of all insurance policies carried by or for the benefit of the Project Company by Seller or Lime, as the case may be.  Such insurance policies are in full force and effect. All premiums with respect to such insurance policies have been paid in full. The insurance coverage provided to the Project Company by any of the policies described in this Section 5.16 will terminate upon Closing with respect to periods from and after the Closing, but will remain available for the Project Company for occurrences during periods prior to Closing.

5.17                        Conflicts of Interest. Except as set forth on Schedule 5.17, Seller (a) does not have, either directly or indirectly, an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person that furnishes or sells services or products to the Project Company, or purchases from the Project Company any goods or services, or otherwise does business with the Project Company; (b) does not have either directly or indirectly, a material beneficial interest in or will derive any material financial gain from any Contract to which the Project Company is a party or under which the Project Company is obligated or bound or to which any of the Project Assets may be subject; and (c) is an officer, employee or member of any Governmental Authority.

5.18                        Intellectual Property. Except as set forth on Schedule 5.18, the Project Company does not own, use or license any patents, trademarks, copyrights or other intellectual property rights.  The Project Company has not (a) infringed nor (b) received any notice the Project Company has infringed, in either case, upon the patent, trademark, copyright or other intellectual property rights of any Person.

5.19                        Employee Matters.

5.19.1              With the exceptions of the individual(s) listed on Schedule 5.19.1, the Project Company does not employ and has never employed any employees.  The Project Company has no Liabilities with respect to any employees of Seller or any Affiliates of Seller or any other individuals (including independent contractors, contract workers, leased employees or temporary employees) that have performed work at or in connection with the Project or in connection with the business of the Project Company.  Except as set forth on Schedule 5.19.1, none of Seller, the Project Company or any of their respective Affiliates has made any commitments or representations to any Person regarding (i) potential employment by Buyer or the Project Company or any other Affiliate of Buyer at the Project after the Closing Date, or (ii) any terms and conditions of such potential employment by Buyer or any Affiliate thereof following the Closing Date.

5.19.2              With the exception of the Employee Benefit Plans listed on Schedule 5.19.2, the Project Company does not sponsor, maintain, contribute to or have any obligation to contribute to, and since the date of its creation has never sponsored, maintained, contributed to or had any obligation to contribute to, any Employee Benefit Plan.  There does not now exist, nor, to Seller’s Knowledge, do any circumstances exist that could be expected to result in, any liability under (i) Title IV of ERISA, (ii) Sections 302 and 502 of ERISA, (iii) Sections 412 and 4971 of the Code, in each case, that could be a Liability of the Project Company following the Closing Date.  In addition, there does not now exist, nor, to Seller’s Knowledge, do any circumstances exist that could be expected to result in, any Liability for failure to comply with the provisions of Section 601, et seq. of ERISA and Section 4980B of the Code and Section 701, et seq. of ERISA and Subtitle K of the Code, or (iv) any Employee Benefit Plan, in each case, that could be a liability of the Project Company following the Closing Date.  There does not now exist, nor, to Seller’s Knowledge, do any circumstances exist that could be expected to result in, any liability under or with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any voluntary employees’ beneficiary association (as described in Section 501(c)(9) of the Code), in each case, that could be a Liability of the Project Company following the Closing Date.

5.19.3              The consummation of the Transactions will not result in Buyer, the Project Company or any ERISA Affiliate thereof incurring any Liability with respect to any defined benefit plan or any other Employee Benefit Plan.

5.20                        Bank Accounts, Powers of Attorney. Except as set forth on Schedule 5.20, there are no bank accounts, safe deposit boxes, or related powers of attorney for the Project Company. Seller has no outstanding powers of attorney for banking or other purposes related to the Project or the Project Company.

5.21                        Financial Statements.  Listed on Schedule 5.21, are the: (a) audited consolidated balance sheets of the Project Company as of December 31, 2010, 2011 and 2012, and (b) the unaudited balance sheet for the Project Company as of September 30, 2013 (the “Balance Sheet Date”) (each of items (a) and (b) collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP (except as otherwise stated in the footnotes or the audit opinion related thereto) and present fairly, in all material respects, the financial position and the results of operations of the Project Company and the Project as of, and for the periods therein referred, except for normal year-end adjustments and the absence of footnotes with respect to the unaudited Financial Statements.  The Financial Statements referred to in this section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the Financial Statements.

5.22                        Absence of Changes.  Except as disclosed on Schedule 5.22, since the Balance Sheet Date, Project Company has conducted its respective business and operations in the ordinary course and there has not been any (a) Material Adverse Effect or any event, condition or contingency that would reasonably be expected to result in a Material Adverse Effect; (b) recapitalization, issuance, sale, transfer or other change of any type whatsoever in the Membership Interests; (c) amendment to the Organizational Documents; (d) amendment to (or adoption of) or termination of any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree; (e) distributions or dividends declared or made on the Membership Interests; (f) sale, transfer or assignment of any portion of the Project Assets; (g) extraordinary losses suffered by the Project Company or Seller; (h) change in the accounting policies of the Seller or Project Company; (i) Tax election or change of any Tax election, change of any annual accounting period, adoption or change of any Tax or accounting method, filing of any amended Tax Return, entering into any closing or settlement agreement with respect to Taxes, surrendering any right to claim a refund of Taxes, or settling or compromising any material Tax liability by the Project Company; (j) any failure to pay any Taxes as they come due and payable; (k) any entry into, termination of, or material amendment to any Contract or commitment that would constitute a Material Contract; (l) any express cancellation of any debts owed to or claims held by the Project Company or Seller; (m) incurrence of any Indebtedness; (n) payment, discharge or satisfaction of any liability other than any such payment, discharge or satisfaction in the ordinary course of (A) Liabilities reflected or reserved against on the unaudited balance sheet as of the Balance Sheet Date or incurred subsequent thereto in the ordinary course, or (B) Liabilities incurred under, and in accordance with the terms of, any Material Contracts or Permits; (o) cancellation, waiver or release of any right or claim (or series of related rights or claims); (p) write off as uncollectible, or establishment of any extraordinary reserve with respect to, any account receivable or Indebtedness; (q) any capital expenditure by the Project Company; (r) any acquisition of any real property or any interest in any leased real property by the Company, or any sale, lease, hypothecation, pledge (as security or otherwise) or other divestiture of any real property or leased real property interests therein, to any third party, or the granting of any option, right of first offer, right of first refusal, or right of purchase with respect to any real property or leased real property; (s) any amendment, modification, renewal, or replacement of any real property lease; (t) any acceleration of the payment of any accounts receivable or any delay in the collection of any accounts payable; or (u) agreement to do any of the foregoing.

5.23                        Commercial Operation.  Except as set forth on Schedule 5.23, the Project is in full commercial operation in all material respects, the de-coking of the Project has been completed in accordance with the specifications provided to Buyer, and, to Seller’s Knowledge there exist no facts or circumstances that reasonably could be expected to hinder, delay or restrict the ability of the Project Company to achieve its full operational capacity upon the completion of the Wellfield Improvements.

5.24                        Title; Condition and Sufficiency of Assets. Project Company is the sole and exclusive owner of, and has good marketable, and indefeasible title to the Project Assets.  The Project Assets, to the extent tangible, have been maintained in accordance with Industry Practices, are in good operating condition and repair, excluding any ordinary wear and tear, and, to Seller’s Knowledge, are free from any material latent defect or defects of workmanship or materials and, after giving effect to the Transactions, will constitute all Assets, as of immediately following the Closing (and assuming Buyer’s use of the Project Assets is the same as Seller’s immediately prior to the Closing) necessary for continued commercial operation of the Project as operated immediately prior to the Closing Date.

5.25                        No Claim Regarding Membership Interest Ownership or Project Assets.  There will not have been made or, to Seller’s Knowledge, threatened by any third party, any claim asserting that such third party (a) is the holder or the beneficial owner of any Membership Interest or other equity or ownership interest of the Project Company or (b) is entitled to all or any portion of the Project Assets.

5.26                        Interconnection Costs.  The letter agreement provided pursuant to Section 3.3 (o) accurately sets forth the amounts credited for the Project Company’s benefit to offset royalty payments due to Charlotte County for the purchase of landfill gas by the Project Company.

5.27                        Public Utility.  The Project Company is not a “public utility” as that term is defined in the Public Utility Holding Company Act of 2005 or otherwise subject to regulation as a public utility or service company (or similar designation) by a Governmental Authority (including, by the Georgia Public Service Commission under O.C.G.A. § 46-2-21).

5.28                        Investment Company. The Project Company is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.29                        Disclosure.  No representation or warranty by Seller contained in this Agreement or any statement or certificate furnished or to be furnished by or on behalf of Seller to Buyer or its representatives in connection herewith or pursuant hereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained herein or therein not misleading; provided, however that this representation excludes the effect of any industry or economic conditions or matters that are general in nature.  Except for any such events or circumstances that have been disclosed in this Agreement (including the Disclosure Schedules hereto) other than matters of a general economic or political nature which do not affect the business of the Project Company uniquely, there are no facts or other circumstances that would, individually or in the aggregate, be considered material by a reasonable investor in making an investment decision regarding the Project Company.

5.30                        Sale of Environmental Attributes.  The PPA EAs purchased or purported to be purchased by the Orlando Utilities Commission pursuant to the Power Purchase Agreement have not been, and are not being sold or purported to be sold, to any other Person.

5.31                        Account Payables.  As of the Closing Date, the Project Company’s account payables do not exceed fifty-three thousand two hundred dollars ($53,200).  The Retained Cash shall be used to pay such account payables.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that all of the following are true and correct:

6.1                               Organization, Authority, Validity and Non-Contravention.

6.1.1                     Buyer is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware.  Buyer has all requisite corporate power and authority to carry on its business as it is currently conducted.

6.1.2                     Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements to which Buyer is a party and the consummation of the Transactions have been duly authorized by all necessary limited liability company action on the part of Buyer.

6.1.3                     This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar Applicable Laws affecting the enforcement of creditors’ rights and subject to general equitable principles.  Upon execution and delivery of the Buyer Ancillary Agreements to which Buyer is a party, each of the Buyer Ancillary Agreements will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar Applicable Laws affecting the enforcement of creditors’ rights and subject to general equitable principles.

6.1.4                     None of the execution and delivery by Buyer of this Agreement or any of the Buyer Ancillary Agreements to which Buyer is a party, the performance of the obligations of Buyer hereunder or thereunder, nor the consummation of the Transactions by Buyer will (a) conflict with or result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) any provision of the Organizational Documents of Buyer, or (b) conflict with or result in the violation of any Applicable Law to which Buyer is subject.

6.2                               No Adverse Order or Injunctions.  There is no (a) action, suit, investigation or proceeding or claim pending or (b) judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority outstanding or, in each case, to the knowledge of Buyer, threatened against or involving Buyer that questions or challenges the validity of this Agreement or any of the Buyer Ancillary Agreements or Buyer’s

execution, delivery or performance of this Agreement or any of the Buyer Ancillary Agreements to which Buyer is a party.

6.3                               Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Buyer.  No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of Buyer’s Assets or the income of Buyer.  Buyer has no plan or intention of, or has received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

6.4                               Third Party Consents. Except for those consents set forth on Schedule 6.4, there are no consents, approvals, authorizations, waivers, licenses, registrations, declarations, qualifications, filings or notices of or to Persons, including Governmental Authorities, that are required in connection with the execution and delivery by Buyer of this Agreement or any of the Buyer Ancillary Agreements, the performance of the obligations of Buyer hereunder or thereunder or the consummation by Buyer of the Transactions.

6.5                               Section 1603 Eligibility. Buyer represents that it is not a “Disqualified Person” as defined in Section VII of the “Payments for Specific Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009 program guidance (as may be revised from time-to-time) and published by the U.S. Treasury Department.  Specifically, Buyer represents it is not (i) a Federal, state or local government, including any political subdivision, agency or instrumentality thereof; (ii) an organization that is described in section 501(c) of the Code and is exempt from tax under section 501(a) of the Code; (iii) any entity referred to in paragraph (4) of section 54(j) of the Code; or (iv) a partnership or other pass-thru entity any partner (or other holder of an equity or profits interest) of which is a Federal, state or local government, including any political subdivision, agency or instrumentality thereof; an organization that is described in section 501(c) of the Code and is exempt from tax under section 501(a) of the Code; or an entity referred to in paragraph (4) of section 54(j) of the Code.

6.6                               Brokers. Neither Buyer nor any of its respective Affiliates has engaged any broker, finder or agent in connection with the Transactions so as to give rise to any claim against Seller or any of its Affiliates (including, following the Closing, the Project Company) for any brokerage or finder’s commission, fee or similar compensation.

6.7                               Project Company Laptop Computer.  Prior to disposing of the laptop computer used by the sole employee of the Project Company prior to the Closing Date, Buyer shall, for a period of one (1) year after the Closing Date, provide Buyer with reasonable advance notice and a reasonable opportunity to, at Seller’s sole cost and expense, travel to the Site in order for Buyer to reimage or otherwise copy the contents of such laptop with respect to pre-Closing Date information and data.  Additionally, upon request by Seller, Buyer will reasonably cooperate with Seller in order to allow Seller to, if such action is required by a court order, reimage or otherwise copy the contents of such laptop at the Site.

6.8                               Splice Related Claims.  Buyer shall assign to Seller its rights with respect to the Splice Related Claims.

ARTICLE 7
CONFIDENTIAL INFORMATION

7.1                               Confidential Information. Each Party agrees that it will treat in confidence all documents, materials and other information that is proprietary and/or non-public related to the past, present or future business activities of the other Parties which it obtains (it being understood that all confidential information relating to the Project Company, the Project or the Project Assets shall be Buyer’s confidential information after the Closing), and such documents, materials and information shall not be communicated to any third Person (other than each Party’s counsel, accountants, financial advisors or lenders).  The obligation of each Party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is on the Closing Date or thereafter becomes generally available to the public other than as a result of a disclosure by such Party or its representatives, in either case, in contravention of this Agreement (ii) was available to such Party on a non-confidential basis prior to its disclosure to such Party or becomes available to such Party on a non-confidential basis, in each case from a source other than another Party, or any of its respective representatives, which source was not itself known to such Party to be bound by a confidentiality agreement with such other Party or its representatives, or (iii) based upon the opinion of such Party’s outside counsel, is required to be disclosed in order that such Party not commit a violation of Applicable Law.

7.2                               Public Announcements. Prior to the Closing Date, the Parties shall agree on the press release the Parties will issue to announce the Transaction on or after the Closing Date; provided however that the failure of the Parties to so agree shall not limit or preclude Lime from filing such Form 8-Ks or other filings as may be required the U.S. Securities Act of 1933, as amended.

ARTICLE 8
INDEMNIFICATION

8.1                               Indemnity by Seller. Seller shall indemnify, defend, reimburse and hold harmless Buyer and Buyer’s Affiliates (including, without limitation, the Project Company), together with their respective members, shareholders, managers, directors, officers, employees, agents, advisors, attorneys, accountants and consultants (each a “Buyer Indemnified Party”) from and against any and all claims, damages, penalties, awards, settlement payments, losses, Liabilities, costs, deficiencies and expenses (including reasonable investigative costs, settlement costs and any reasonable outside legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, the “Losses”) to which any Buyer Indemnified Party becomes subject, which Losses arise out of or are incurred in connection with any of the following:

8.1.1                     any breach of any representation or warranty made by Seller in this Agreement;

8.1.2                     any breach of any covenant, agreement or obligation (and, for the avoidance of doubt, not including any of the representations or warranties) of Seller contained in this Agreement;

8.1.3                     any fraud, intentional misrepresentation or willful misconduct by Seller in connection with this Agreement or the Transactions;

8.1.4                     any claims, actions or suits made by third parties (before or after the Closing Date) against any Buyer Indemnified Party to the extent related to the acts or omissions of Seller;

8.1.5                     the Project Company Pre-Closing Liabilities;

8.1.6                     any Taxes of the Project Company, and any Taxes to which the Assets of the Project Company may be subject, assessed or otherwise encumbered, in each instance with respect to taxable periods or portions thereof ending on or before the Closing Date;

8.1.7                     any amounts paid by Buyer to account for any increased costs under the Landfill Gas Purchase Agreement or otherwise required by Charlotte County associated with the Project Company’s return of condensate from the Project to the Zemel Road Landfill leachate collection system resulting from the Project’s continued operation after the Closing Date in accordance with Industry Practices assuming no material increase in the average daily volume of condensate returned to such collection system by the Project as compared to the twelve months prior to the Closing Date, it being understood and agreed that Seller shall have no obligations hereunder for any increased costs associated with an increase in the average daily volume of condensate returned to the collection system by the Project in excess of the average daily condensate volumes returned during the twelve (12) month period prior to the Closing Date;

8.1.8                     any amounts paid by Buyer or the Project Company after the Closing Date with respect to any obligation that arises under the FP&L Payment Agreement or any payment obligation under the Interconnection Agreement arising on or before the Closing Date or any bonding obligation under the Interconnection Agreement (pursuant to Section 6.3 of the Interconnection Agreement), including, without limitation under the provisions of Section 2.9; and

8.1.9                     any amounts paid by Buyer or the Project Company after the Closing Date with respect to a recapture of the Section 1603 Grant or portion thereof caused by Seller.

8.2                               Indemnity by Buyer. Buyer shall indemnify, defend, reimburse and hold harmless Seller and their respective Affiliates, together with their respective members, shareholders, managers, directors, officers, employees, agents, advisors, attorneys, accountants and consultants (each a “Seller Indemnified Party”) from and against any and all Losses to which any Seller Indemnified Party becomes subject, which Losses arise out of or are incurred in connection with any of the following:

8.2.1                     any breach of any representation or warranty made by Buyer in this Agreement;

8.2.2                     any breach of any covenant, agreement or obligation (and, for the avoidance of doubt, not including any of the representations or warranties) of Buyer contained in this Agreement;

8.2.3                     any fraud, intentional misrepresentation or willful misconduct by Buyer in connection with this Agreement or the Transactions;

8.2.4                     any claims, actions or suits made by third-parties (before or after the Closing Date) against any Seller Indemnified Party to the extent related to the acts or omissions of Buyer;

8.2.5                     the Project Company Post-Closing Liabilities;

8.2.6                     any Taxes of the Project Company, and any Taxes to which the Assets of the Project Company may be subject, assessed or otherwise encumbered, in each instance with respect to taxable periods or portions thereof arising after the Closing Date; and

8.2.7                     any amounts paid by Seller after the Closing Date with respect to a recapture of the Section 1603 Grant or portion thereof caused by Buyer.

8.3                               Buyer’s Post-Closing Actions. Without the written consent of Seller (which consent may be withheld in Seller’s sole and absolute discretion), the Buyer shall not, and shall not permit the Project Company or any Affiliate to, take any action (or fail to operate the Project as required by the U.S. Treasure “Program Guidance” related to the Section 1603 Grant) with respect to the Project, the Project Company or the Project Assets that would cause a recapture of the Renewable Energy Incentives.

8.4                               Claims for Indemnification. If Buyer or Seller seek indemnification under this Article 8 (in either case, the “Indemnified Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Party from which it seeks the indemnity (the “Indemnifying Party”) as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article 8 (a “Claim”). The failure of the Indemnified Party to give a Claim Notice to the Indemnifying Party hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure.  Each Claim Notice shall state that such Indemnified Party believes that such Indemnified Party is entitled to indemnification, compensation or reimbursement under Section 8.1 and Section 8.2, as applicable, and contain a brief description of the circumstances supporting such belief that such Indemnified Party is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Losses such Indemnified Party claims to have so incurred or suffered (the “Claimed Amount”).

8.5                               Response Notice; Uncontested Claims. Within twenty (20) Business Days after receipt by the Indemnifying Party of a Claim Notice, such Indemnifying Party may deliver to the Indemnified Party a written response (the “Response Notice”) in which such Indemnifying Party: (a) agrees that the Indemnified Party is entitled to the full Claimed Amount, (b) agrees that the Indemnified Party is entitled to part, but not all, of the Claimed Amount (such amount agreed to under (a) or (b), the “Agreed Amount”), or (c) indicates that the Indemnifying Party disputes the entire Claimed Amount.  Any part of the Claimed Amount that is not agreed to pursuant to the Response Notice shall be the “Contested Amount.” If a Response Notice is not received within such twenty (20) Business Day period, then the Indemnifying Party shall be conclusively deemed to have agreed that the Indemnified Party is entitled to the full Claimed Amount (such amount, also an “Agreed Amount”). If the Parties are unable to resolve the dispute relating to any Contested Amount within thirty (30) days after the delivery of the Response Notice, then the Parties shall be entitled to resort to any legal remedy available to such Parties (subject to the limitations set forth in this Agreement) to resolve such dispute.

8.6                               Set Off; Holdback Amount.  (a)  Upon final determination of any Losses owed by Seller to a Buyer Indemnified Party under this Article 8, Buyer shall, on behalf of any such Buyer Indemnified Party,  have the sole and absolute right to set off any such Losses against any liability owed by Buyer or its Affiliates to Seller and (b) upon final determination of any Losses owed by Buyer to a Seller Indemnified Party under this Article 8, Seller shall, on behalf of any such Seller Indemnified Party, have the sole and absolute right to set off any Losses against any liability owed by Seller or its Affiliates to Buyer.

8.7                               Survival. Each covenant and agreement of the Parties (which shall not include any representations or warranties set forth by any Party in this Agreement, which will survive as set forth below) that is contained in this Agreement will survive the Closing pursuant to the terms of such covenant or agreement, if specified, or if not so specified until the later of (i) full performance of the covenant or agreement; or (ii) for the period of the statute of limitations (plus any extensions or waivers thereof) applicable to that covenant or agreement; provided, however, that the indemnification covenants set forth in Sections 8.1.3, 8.1.7, and 8.2.3 shall survive indefinitely. The representations and warranties set forth by each Party in this Agreement (unless otherwise expressly set forth herein) shall survive until the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the representations or warranties made by Seller in Section 5.11 (Tax Matters) and Section 5.14 (Environmental Laws) shall survive until six (6) months following the close of the statute of limitations period applicable to any Claim, (b) the representations or warranties made by Seller in Sections 4.1 (Organization, Authority, Validity and Non-Contravention), 4.5 (Brokers), 5.1 (Organization and Authority) and 5.2 (Membership Interests), 5.24 (Title; Condition and Sufficiency of Assets), shall survive indefinitely, and (c) the representations or warranties made by Buyer in Sections 6.1 (Organization, Authority, Validity and Non-Contravention), 6.5 (Brokers), and 6.6 (Section 1603 Eligibility) shall survive indefinitely (each, an “Indemnity Period”). No Claim for indemnification under this Article 8 for the breach of a representation of warranty by a Party may be asserted following the expiration of the relevant Indemnity Period related to such representation or warranty; provided, however, that as to any matters with respect to which a bona fide Claim Notice shall have been given or an action at law or in equity shall have commenced before the end of the relevant Indemnity Period, survival shall continue (but only with respect to, and to the extent of, such Claim) until the date of the final resolution of such Claim or action, including all applicable periods for appeal.

8.8                               Basket.

8.8.1                     Seller shall not be liable under Section 8.1.1 unless and until the aggregate amount of all such Losses equals or exceeds forty thousand dollars ($40,000), and then the obligations of Seller for Losses shall apply to the entire amount of such Losses; provided, however that Seller’s indemnity obligations (and Buyer’s right to receive indemnity) with respect to a breach of Sections 4.9, 4.10, 5.23 (with respect to completion of the de-coking of the Project) and 5.31 shall not be subject to this Section 8.8.1.

8.8.2                     Buyer shall not be liable under Section 8.2.1 unless and until the aggregate amount of all such Losses equals or exceeds forty thousand dollars ($40,000), and then the obligations of Buyer for Losses shall apply to the entire amount of such Losses.

8.9                               Limitation of Liability.  Notwithstanding anything to the contrary contained herein, the maximum aggregate liability of Seller under Section 8.1.1 with respect to a breach of any representation or warranty of Seller contained in Article 4 or 5, or Buyer under Section 8.2.1 with respect to a breach of any representation or warranty of Buyer contained in Article 6, shall not exceed an amount equal to the Purchase Price (the “Cap”).

8.10                        Exclusive Remedy. Except for Claims based on fraud, intentional misrepresentation or willful misconduct, after the Closing, the rights of any Buyer Indemnified Party or Seller Indemnified Party

under this Article 8 shall be the exclusive remedy of each such indemnified party with respect to any monetary claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement; provided, however, that the foregoing shall not limit the availability to any Party of injunctive and other equitable relief with respect to any breach of this Agreement, including a claim for specific performance.

8.11                        Knowledge of Breach.  The right of any Party to indemnification, reimbursement or other remedy under this Agreement shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation contained in this Agreement.

8.12                        Materiality Qualifiers.  For purposes of determining whether or not a breach has occurred, each representation, warranty, covenant and agreement made by any Party in this Agreement shall take into account all materiality qualifications contained therein; provided, however that for purposes of determining the amount of any Losses related thereto each representation, warranty, covenant and agreement made by any Party in this Agreement shall be considered without regard to any materiality qualification (including terms such as “material” and “Material Adverse Effect”) set forth therein.

8.13                        Third Person Claims.

8.13.1              If any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article 8 is asserted against such Indemnified Party by a Person other than a Party hereto (a “Third Party Claim”), the Indemnified Party shall give a Claim Notice, including copies of all relevant pleadings, documents and information, to the Indemnifying Party within five (5) Business Days following the receipt of notice of the Third Party Claim by the Indemnified Party; provided, that, the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall have five (5) Business Days after its receipt of such Claim Notice (the “Third Party Claim Response Period”), within which to give notice to the Indemnified Party, in writing, either denying its obligations to, or agreeing to fully, indemnify and defend the Third Party Claim under this Article 8.

8.13.2              Subject to Section 8.13.3, if the Indemnifying Party notifies the Indemnified Party that it agrees to fully indemnify and defend the Indemnified Party against the Third Party Claim within the Third Party Claim Response Period then the Indemnifying Party may assume the conduct and control through counsel reasonably acceptable to the Indemnified Party of the defense of such Third Party Claim and shall at its expense defend such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted to a final conclusion or will be settled, and shall pay all Losses of the Indemnified Party incurred or accrued and paid and resulting or arising from such Third Party Claim; provided, that, unless consented to by the Indemnified Party (which consent shall not be unreasonably withheld), the Indemnifying Party shall not enter into any settlement that (i) does not fully, finally and unconditionally release the Indemnified Party from all Liability with respect to such Third Party Claims, (ii) requires a non-monetary commitment by the Indemnified Party, including but not limited to compliance with an injunction or other equitable relief. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnifying Party shall be responsible for posting any bonds or other security required in connection with such Third Party Claim, or (iii) could reasonably be expected to result in Losses (cumulative of all Losses to which the Indemnified Party may be entitled under this Article 8) in excess of the Cap. The Indemnified Party will reasonably cooperate in such defense, including making available to the Indemnifying Party all records and documents within the Indemnified Party’s control or that it can reasonably obtain relating to the Third Party Claim, and all costs or expenses incurred or accrued and paid by the Indemnified Party at the request of the Indemnifying Party shall be paid by the Indemnifying Party promptly as statements are received. An Indemnified Party, at its expense, may participate in, but not control, any defense or settlement of any Third Party Claim conducted by the Indemnifying Party pursuant to this Section 8.13.2 or take any other actions it reasonably believes to be necessary or appropriate to protect its interests.

8.13.3              If (i) the Indemnifying Party fails to assume the defense of a Third Party Claim in accordance with Section 8.13.2 within the Third Party Claim Response Period, (ii) an Indemnified Party determines in good faith that an adverse determination with respect to the proceeding giving rise to such claim would cause a Material Adverse Effect on the Indemnified Party’s reputation or future business prospects, (iii) the Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, (v) under applicable standards of professional conduct, a conflict of interest on any significant issue related to such proceeding exists between the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, or (vi) the Indemnifying Party is failing to diligently prosecute or defend such Third Party Claim, then, in each case, upon notice to the Indemnifying Party, the Indemnified Party may, in its sole discretion, retain counsel satisfactory to it to assume such defense on behalf of and for the sole account and risk of the Indemnifying Party, and in the case of clauses (i) through (vi) the Indemnifying Party shall pay all reasonable fees and expenses of such counsel for the Indemnified Party, and the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any such matter. In the event that the Indemnified Party assumes the conduct and control of the defense of a Third Party Claim, then the Indemnifying Party shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld).

8.13.4              If the Indemnifying Party notifies the Indemnified Party that it acknowledges its obligation to indemnify and defend the Indemnified Party with respect to a Third Party Claim, the Losses of the Indemnified Party incurred or accrued and paid and resulting from or arising out of such Third Party Claim in the amount finally determined will be conclusively deemed a Loss of the Indemnifying Party under this Article 8, and the Indemnifying Party shall pay the full amount of such Losses to the Indemnified Party on demand.

8.14                        Subrogation.  To the extent that an Indemnifying Party makes or is required to make any indemnification payment to an Indemnified Party, upon full payment of such required indemnification payment, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party’s Affiliates may have against any other Person with respect to any losses, circumstances or matter to which such indemnification payment is directly or indirectly related.

8.15                        Mitigation.  Each of the Parties agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article 8.

8.16                        Joint Liability for Section 1603 Grant.  Without limiting either Party’s rights to indemnity under this Agreement, to the extent required by Applicable Law, Buyer agrees to be jointly liable with Seller to the U.S. Government for the recapture of the Section 1603 Grant.  For the avoidance of doubt, by executing this Agreement, Buyer agrees to be jointly liable to the U.S. Government for any recapture associated with the Section 1603 Grant made to any Person (e.g. the Project Company) with respect to the Project, the Project Company or the Project Assets.  Subject to Seller’s consent described in Section 8.3, Buyer shall obtain an agreement from any subsequent transferee of the Project, the Project Company or the Project Assets to be jointly liable for any recapture of the Section 1603 Grant as required by Applicable Law.

ARTICLE 9
TAX MATTERS

9.1                               Tax Treatment. Seller and Buyer shall treat the transaction as the sale and purchase of the Project Assets. Seller and Buyer agree not to report or take any Tax position (on a Tax return or otherwise) for United States federal, state and local income Tax purposes that is inconsistent with such treatment, unless otherwise required by Applicable Law.

9.2                               Cooperation. Seller and Buyer shall cooperate and make available to each other such records and information as the other Party may require for the preparation of any Tax Return and the defense of any proceeding concerning such Tax Return.  Such cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

9.3                               Further Assurances. From time to time following the Closing, each Party agrees (i) to furnish upon request to the other Party such further information, (ii) to execute and deliver to the other Party such other documents, (iii) to do such other acts and things, in each case as either Party may reasonably request for the purpose of (x) more fully effectuating the Transactions and (y) permitting any Party or Person to satisfy requirements of Applicable Law in connection with RECs, Renewable Energy Incentives or the Section 1603 Grant.

ARTICLE 10
NOTICES

10.1                        Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods:  (a) personal delivery, (b) a writing in portable document format (PDF) attached to an email transmission, but only to the extent such transmission is promptly followed by overnight or certified mail, postage prepaid, return receipt requested, (c) overnight or certified mail, postage prepaid, return receipt requested, or (d) next day air courier service.  Notices shall be sent to the appropriate Party at its address or email address given below (or at such other addresses for such Party as shall be specified by notice given hereunder).

If to Buyer, to:

Green Gas Americas, Inc.

4251 SW High Meadow Avenue

Palm City, Florida 34990

Attn: Duncan Cox

Email:

with a copy to:

McGuireWoods LLP

7 Saint Paul Street

Suite 1000

Baltimore, MD 21202

Attn: Cecil E. Martin III, Esq.

Email:

or to such other Person or address as Buyer shall designate in writing.

If to Seller, at:

Lime Energy Asset Development, LLC

16810 Kenton Drive

Suite 240

Huntersville, NC 28078

Attn: John O’Rourke

Larry Ostema

Email:

with a copy to:

Thompson Hine LLP

Two Alliance Center

3560 Lenox Road, Suite 1600

Atlanta, Georgia 30326-4266

Attn.: Gregory D.D. Chafee, Esq.

Email:

or to such other Person or address as Seller shall designate in writing pursuant to this Section 11.1.

All such notices, requests, demands, waivers and communications shall be deemed effective upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of an email transmission, transmission thereof by the sender to the correct email address.

ARTICLE 11
MISCELLANEOUS

11.1                        Successors and Assigns. This Agreement shall be binding upon all of the Parties hereto and each of their permitted successors and assigns, if any. No Party may assign any or all of its or their rights or obligations under this Agreement, in whole or in part, to any other Person without obtaining the written consent or approval of the other Parties; provided however, that Buyer may assign all of its rights or obligations under this Agreement to any Affiliate or subsequent purchaser of Buyer, the Project Company or any of their respective Affiliates (whether by merger, consolidation, sale of membership interests, sale of assets or otherwise) without the written consent of Seller.

11.2                        Limitation of Liability. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY CHARACTER, RESULTING FROM, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY INCIDENT TO ANY ACT OR OMISSION OF A PARTY RELATED TO THE PROVISIONS OF THIS AGREEMENT, IRRESPECTIVE OF WHETHER CLAIMS OR ACTIONS FOR SUCH LOSSES ARE BASED UPON CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER THEORY AT LAW OR EQUITY; PROVIDED, HOWEVER, THAT SUCH LIMITATION OF LIABILITY SHALL NOT APPLY TO (I) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, OR (II) THE INDEMNIFICATION OBLIGATIONS OF ANY PARTY PURSUANT TO SECTIONS 8.1.4 OR 8.2.4, AS APPLICABLE.

11.3                        Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4                        Entire Agreement; Amendments; Attachments. This Agreement, the Buyer Ancillary Agreement, the Seller Ancillary Agreement, and all exhibits and schedules hereto, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between the Parties. Buyer and Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Buyer and Seller, and any such amendment or modification so effected shall be enforceable in all respects on the Parties to this Agreement. If the provisions of any Buyer Ancillary Agreement, the Seller Ancillary Agreement or exhibit or schedule hereto or thereto are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The exhibits and schedules attached hereto are hereby incorporated as integral parts of this Agreement.

11.5                        Severability. Any provision of this Agreement which is invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof or rendering that or any other provision of this Agreement invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

11.6                        Governing Law; Jurisdiction.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to the choice of law principles thereof.  Each Party consents to personal jurisdiction in any action brought in any court, federal or state, within the State of New York having subject matter jurisdiction arising under this Agreement, and each of the Parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the State of New York.  Each of the Parties hereto irrevocably waives the defense of an inconvenient forum to the maintenance of any such action.

11.7                        WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8                        Counterparts. This Agreement may be executed in one or more counterparts, (including, without limitation, electronically-transmitted counterparts) each of which shall be deemed to be an original, but all of which shall be one and the same document.

11.9                        No Third Party Beneficiaries. This Agreement is entered into for the sole benefit of the Parties, and except as specifically provided herein (including any Buyer Indemnified Party or Seller Indemnified Party, to the extent set forth in Article 8), no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.

11.10                 No Joint Venture. Each Party will perform all obligations under this Agreement as an independent contractor. Nothing herein contained shall be deemed to constitute any Party a partner, agent or legal representative of the other Party or to create a joint venture, partnership, agency or any relationship between the Parties.

11.11                 Costs. Except as otherwise specifically provided elsewhere in this Agreement, each Party shall pay all of its own costs and expenses, including the fees and costs of its attorneys, consultants, contractors and representatives, incurred in connection with this Agreement and, in the case of Buyer, any Buyer Ancillary Agreement and, in the case of Seller, any Seller Ancillary Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of and on the Closing Date.

SELLER:

LIME ENERGY ASSET DEVELOPMENT, LLC

By:	/s/ Jeffrey Mistarz
Name:	Jeffrey Mistarz
Title:	Chief Financial Officer

BUYER:

GREEN GAS AMERICAS, INC.

By:	/s/ Duncan Cox
Name:	Duncan Cox
Title:	President